Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of CNB Financial Corporation on Form S-3 of our report dated March 13, 2009 on the consolidated financial statements and effectiveness of internal control over financial reporting of CNB Financial Corporation, which report is incorporated by reference in Form 10-K for CNB Financial Corporation for the year ended December 31, 2008. We also consent to the reference to us under “EXPERTS” in the Prospectus included in the Registration Statement.

/s/ Crowe Horwath LLP
CROWE HORWATH LLP

Cleveland, Ohio

November 10, 2009